FOR IMMEDIATE RELEASE

Media Contact:

Cassandra Dump

(619) 971-1887

Cassy@pascalecommunications.com

Investor Contact:

Chris Lewis

Vice President, Investor Relations & Corporate Affairs

(949) 481-0510

clewis@glaukos.com

Glaukos Announces Executive Leadership Changes

San Clemente, CA – February 7, 2022 – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases, today announced several executive leadership changes to support the company’s future growth and strategic plans. The following executive changes will become effective on April 1, 2022:

●	Joseph Gilliam will assume the new role of President and Chief Operating Officer. Mr. Gilliam has served as Chief Financial Officer and Senior Vice President, Corporate Development since joining Glaukos in May 2017 from J.P. Morgan.
●	Chris Calcaterra will assume the new role of Executive Vice President, Global Commercial Operations. Mr. Calcaterra joined Glaukos in April 2008 as Chief Commercial Officer and has served as Chief Operating Officer since February 2017.
●	Alex Thurman will succeed Mr. Gilliam to become Senior Vice President, Chief Financial Officer. Mr. Thurman joined Glaukos as Vice President, Global Tax Administration in July 2016 from Allergan and has served as Vice President, Finance since December 2016.
●	Tomas Navratil, Ph.D., will assume the new role of Chief Development Officer. Dr. Navratil has served as Senior Vice President, Research and Development since joining Glaukos in October 2020.

“On behalf of the entire Glaukos organization, I am delighted to congratulate Joe, Alex and Tomas on these well-deserved promotions and pledge our full support to them in their new roles that bring expanded leadership responsibilities in alignment with our long-term strategic objectives. I am confident these outstanding and proven leaders will continue to successfully drive Glaukos forward in the next phase of our pioneering journey and help further advance our mission to transform the treatment of chronic eye diseases for the benefit of patients worldwide,” said Thomas Burns, Glaukos Chairman and CEO. “At the same time, I want to extend my sincere congratulations to my friend and colleague Chris Calcaterra on his requested transition into his new role. Chris has been instrumental in the growth and development of Glaukos since joining our management team nearly fourteen years ago. I am confident he will continue to play an integral role in our success in his new position that will provide Chris with the opportunity to step back from his day-to-day administrative responsibilities and spend more time with his family, while continuing to focus on our global commercialization operations, his deep customer relationships built over the past 35 years and ongoing strategic counsel to our executive and commercial leadership teams.”

Mr. Gilliam joined Glaukos in May 2017 as Chief Financial Officer and Senior Vice President, Corporate Development, and has been instrumental in the growth and development of the company’s finance and business development activities, including leading the company’s financial and information technology disciplines, corporate strategy and business development activities to secure new technologies and businesses, transition to its new ERP system, while also more recently serving as head of quality and regulatory affairs. In his new role, Mr. Gilliam will assume responsibility of Glaukos’ global commercial functions while continuing to manage quality, corporate strategy and business development, information technology and investor relations. Prior to Glaukos, Mr. Gilliam had nearly 20 years of experience across capital markets, strategic advisory, finance and banking services primarily within the medical technology, diagnostics and biotechnology sectors as a managing director in healthcare investment banking at J.P. Morgan. Mr. Gilliam has a B.S. in Accounting from the Kelly School of Business at Indiana University.

Mr. Calcaterra joined Glaukos in April 2008 as Chief Commercial Officer and has served as Chief Operating Officer since February 2017. Under his leadership, Glaukos has successfully built a best-in-class commercial organization and significantly expanded its direct sales infrastructure into 17 countries. Mr. Calcaterra has more than 25 years of experience in the ophthalmic medical technology industry. Prior to joining Glaukos, he was a senior vice president responsible for the cataract business at Advanced Medical Optics, Inc. (AMO). Mr. Calcaterra previously held increasingly responsible leadership positions in a variety of sales and marketing roles at AMO, as well as AMO’s predecessor surgical division business at Allergan, Inc. Mr. Calcaterra has a B.S. in Marketing from Miami University and an M.B.A. from Xavier University.

Mr. Thurman joined Glaukos in July 2016 as Vice President, Global Tax and Administration and has served as Vice President, Finance since December 2016. He has been instrumental in building out the company’s finance organization by overseeing significant growth of the finance team, navigating the transition to SOX compliance, instituting the financial infrastructure to serve 16 new international direct sales markets and leading the integration of the company’s new ERP system from a financial perspective. In his expanded role, Mr. Thurman will assume responsibility for Glaukos’ entire accounting, financial planning and internal audit functions and become a member of Glaukos’ senior leadership team. Prior to Glaukos, he held increasingly responsible financial leadership positions over 20 years at Allergan, Inc., Deloitte and Arthur Andersen LLP. Mr. Thurman has a B.S. in Accounting and Master of Accountancy in Tax from Brigham Young University and received a CPA license (inactive) from the state of California.

Dr. Navratil joined Glaukos in October 2020 as Senior Vice President, Research & Development, and has been instrumental in building out and formalizing the company’s R&D, clinical and regulatory processes and teams. He has nearly 20 years of experience in ophthalmic drug and medical device R&D and regulatory affairs. Prior to joining Glaukos, Dr. Navratil served in several leadership positions at the Nicox group, including general manager of Nicox Ophthalmics, Inc. and executive vice president and global head of R&D for Nicox S.A. Prior to joining Nicox, he held increasingly responsible leadership positions at Envisia Therapeutics, Parion Sciences and Inspire Pharmaceuticals. He has been issued multiple patents and authored publications on ocular and pulmonary drug delivery and product development. Dr. Navratil was a Morehead Scholar and received his B.S. and Ph.D. in Chemistry from the University of North Carolina at Chapel Hill.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases. The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm. Glaukos launched the iStent®, its first MIGS device, in the United States in 2012, its next-generation iStent inject® device in the United States in 2018, and most recently, the iStent inject W device in 2020. In corneal health, Glaukos’ proprietary suite of single-use, bio-activated pharmaceuticals are designed to strengthen, stabilize and reshape the cornea through a process called corneal collagen cross-linking to treat corneal ectatic disorders and correct refractive conditions. Glaukos is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale surgical and pharmaceutical therapies in glaucoma, corneal health and retinal disease.

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